Exhibit 99.1

For Immediate Release

MISONIX REPORTS PRELIMINARY FISCAL 2020 THIRD QUARTER REVENUE OF APPROXIMATELY $17.9 MILLION

With Focus on Maintaining Our Objective of Shareholder Value Creation,

Company to Prioritize Cash Preservation Through Expense Reduction,

Workforce Efficiency and Operational Synergies

FARMINGDALE, N.Y.,  April 2, 2020 -- Misonix, Inc. (Nasdaq: MSON) (“Misonix” or the “Company”), a provider of minimally invasive therapeutic ultrasonic medical devices and regenerative products that enhance clinical outcomes, today announced preliminary unaudited fiscal 2020 third quarter revenue for the three months ended March 31, 2020 and withdrew its previously issued financial guidance for the Company’s fiscal 2020 performance.

Fiscal Third Quarter Revenue

Misonix’s revenue for the three months ended March 31, 2020 was approximately $17.9 million. In the comparable period ended March 31, 2019, Misonix reported revenue of $9.6 million. Due to Misonix’s acquisition of Solsys Medical, which was completed in the first fiscal quarter of 2020, the prior year period revenue excludes TheraSkin revenue of $7.0 million. On a pro-forma basis, including the TheraSkin revenue from the three month period ended March 31, 2019, revenue grew 8.1% for the current quarter and 15.7% on a year to date basis.

Misonix President and Chief Executive Officer, Stavros Vizirgianakis, said, “During the quarter, we experienced a rapid deterioration in market conditions brought on by the onset of COVID-19, which has resulted in elective procedures being temporarily deferred in the countries and regions impacted by the virus. Despite these challenges, I am pleased with our results, which reflect the initial benefits derived from the successful acquisition and integration of Solsys and its contribution to our wound division, the early success of our recently launched Nexus platform, and the value proposition that our solutions bring to physicians and patients. More importantly, these results were made possible by the tremendously talented group of people who work together to make Misonix a world class company. This has led to a quarterly increase in domestic surgical sales of over 40%, largely fueled by the strong and growing adoption of our new Nexus platform.”

The revenue for the quarter ended March 31, 2020 is preliminary and unaudited and represents the most current information available to Misonix management. Actual results may differ due to the completion of Misonix’s financial closing procedures and other developments that may arise between the date of this press release and the time that financial results for the quarter ended March 31, 2020 are finalized.

Action Taken in Response to COVID-19

Mr. Vizirgianakis added, “The onset of COVID-19 has required hospitals and outpatient centers across the country to dedicate nearly all of their resources toward combating the virus, significantly impacting other procedures. As a result, Misonix has taken immediate action to adapt our business to operate under these circumstances and ensure that we continue to prudently and diligently manage our operations and liquidity position. We are quickly implementing several changes across the company, including cost cutting initiatives such as corporate overhead, reductions in selling, general and administrative costs, pausing a number of wound studies and realigning our company-wide cost structure. At the same time, our manufacturing partners that produce our generators, components and disposables have notified us that they have experienced some disruption, but overall the supply chain remains stable enough to continue to allow us to strategically build additional finished goods inventory to be able to meet future demand.

“In these challenging times, our top priority is the health and well-being of our employees, our customers and the communities in which we operate. Although New York State has temporarily shut down some businesses, our operations have been designated as ‘essential.’ Therefore, our headquarters remains open and we continue to manufacture and ship product, while our support staff is effectively working remotely. At the same time, many hospitals across the country are now restricting access to our sales personnel, which is creating additional challenges to our ability to generate new sales orders. We cannot currently predict the precise level of disruption to our operations and facilities that may arise or the extent to which demand will be impacted by COVID-19. Market fluctuations or actions taken by us due to COVID-19 may be longer in duration or have impacts that we cannot currently anticipate.

“The fundamental prospects of our business remain strong. While our business may be materially impacted over the short-term as hospitals globally postpone elective procedures to generate capacity for treating COVID -19 patients, we have a strong balance sheet that allows us to maintain our operations so we preserve our capability to support our customers and their patients as well as to realize future growth opportunities. We look forward to reporting our full fiscal third quarter results in May and providing a more in-depth update.”

Withdrawing Guidance

Joe Dwyer, Chief Financial Officer, added, “As a result of the challenges associated with COVID-19 that have already impacted our operations, and that will continue to impact our operations for an unknown period of time, we are withdrawing our previously stated financial outlook for fiscal 2020 of product revenue growth in excess of 20%. While we continue to expect gross profit margins of approximately 70%, we now expect a significant decline in revenue over the near- to mid-term, especially beginning in our fiscal fourth quarter 2020. However, the magnitude and duration of the impact is uncertain as conditions continue to evolve.

“Despite the challenges ahead, we remain optimistic about the long-term prospects of our business. With a strong balance sheet reflecting over $39 million in cash at March 31, 2020, we believe Misonix is very well positioned to withstand this challenging environment. We have already taken actions to lower costs and to preserve cash while at the same time continuing to support strategic initiatives such as building additional finished goods inventory to be ready for revenue acceleration when the pandemic subsides, and further training of our salesforce. Our goal, which we believe is achievable, is to lower our cash burn rate sufficiently over the upcoming quarters such that we can withstand a reduction in revenue while at the same time maintain a healthy cash position as we strive to achieve positive cash flow. We are confident that these actions, along with the resiliency of our business, will allow us to continue to focus on our financial priorities, including driving long-term shareholder value and maintaining a healthy balance sheet.”

Misonix intends to announce its full fiscal third quarter 2020 results and host a webcast conference call in early May 2020.

About Misonix, Inc.

Misonix, Inc. (Nasdaq: MSON) designs, manufactures and markets minimally invasive ultrasonic medical devices used for precise bone sculpting, removal of soft and hard tumors and tissue debridement, primarily in the areas of neurosurgery, orthopedic surgery, plastic surgery, wound care and maxillo-facial surgery. The Company combined its SonicOne wound debridement application with the recently acquired TheraSkin product, a leading cellular skin substitute indicated for all wound treatments. The Company’s sales force operates as two divisions, Surgical (Neuro and Spine Applications) and Wound. At Misonix, Better Matters to us. That is why throughout the Company’s history, Misonix has maintained its commitment to medical technology innovation and the development of products that radically improve patient outcomes. Additional information is available on the Company's web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, the impact of COVID-19, or other pandemics, and the impact of related governmental, individual and business responses, including the ability of our staff to travel to work, our ability to maintain adequate inventories, delivery capabilities, the impact on our customers and supply chain, and the impact on demand in general; delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, access to capital, and other factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking statements.

Contact:

Joe Dwyer	Norberto Aja, Jennifer Neuman
Chief Financial Officer	JCIR
Misonix, Inc.	212-835-8500 or mson@jcir.com
631-694-9555

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Use of Non-GAAP Financial Measures

The Company has presented the following non-GAAP financial measures in this press release: Pro forma revenue. The Company acquired the operations of Solsys Medical at the end of its first quarter ended September 30, 2019. The Company has presented pro forma revenue to show revenue on a comparable basis as if Solsys had been acquired at the beginning of the comparative periods presented.

We present this non-GAAP measures because we believe it is a useful indicator of our revenue trends. Our management uses this non-GAAP measure principally as a measure of our operating performance and believes that this measure is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate the operating performance of companies in our industry. We also believe that this measure is useful to our management and investors as a measure of comparative operating performance from period to period.

($ in millions)
	Three Months Ended
	March 31,		Net Increase
	2020	2019	$	%

Revenue as reported	$17.9	$9.6	$8.3	87.3%
Solsys revenue	-	7.0

Pro Forma Revenue	$17.9	$16.6	$1.3	8.1%

	Nine Months Ended
	March 31,		Net Increase
	2020	2019	$	%

Revenue as reported	$48.8	$29.1	$19.7	67.6%
Solsys revenue	8.4	20.3

Pro Forma Revenue	$57.2	$49.4	$7.8	15.7%

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